Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

Terminix Moves a Step Closer to Completing the Rentokil Merger, Announces Agreement to Divest U.K. and Norway Businesses

MEMPHIS, Tenn. — May 9, 2022 —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of essential termite and pest management services to residential and commercial customers, today announced it has entered into a definitive agreement to divest its pest management businesses in the U.K. and Norway (the “Divestment”). These businesses are being divested by Terminix as a condition to the closing of its pending merger with Rentokil Initial plc.

The Divestment is expected to close in the next 30 to 60 days, subject to limited closing conditions. Terminix expects to record a loss on the sale of these assets in the period ending June 30, 2022. Together, the two businesses were expected to generate approximately $60 million in revenue and less than $10 million in Adjusted EBITDA for the full year 2022.

“I want to thank the Norway and United Kingdom teams for their dedication and commitment to our Company and customers while at Terminix,” said Terminix CEO Brett Ponton. “Both businesses are well positioned in attractive pest control markets for continued growth and margin expansion under experienced new ownership. Terminix is excited to take another step forward in the pending Rentokil merger as we remain on track for completion in the second half with a targeted closing by the end of the third quarter.”

Completion of the Divestment and the previously announced completion of the antitrust review process in the US will satisfy two of the closing conditions to the Company’s pending merger with Rentokil. Remaining conditions to be satisfied include approval by the Company’s and Rentokil’s shareholders, and the registration of Rentokil’s American depository shares with the U.S. Securities and Exchange Commission and their listing on the New York Stock Exchange. Both parties continue to make good progress on satisfying these remaining conditions and the transaction remains on track for completion in the second half of 2022, with a targeted closing by the end of the third quarter.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest control. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 11,500 teammates and 2.9 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com, or LinkedIn.com/company/terminix.

Additional Information About The Proposed Merger Between Terminix and Rentokil And Where To Find It

In connection with the proposed transaction between Rentokil and Terminix, Rentokil will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which will include a proxy statement of Terminix that also constitutes a prospectus of Rentokil. Each of Rentokil and Terminix will also file other relevant documents in connection with the proposed transaction. The definitive proxy statement/prospectus will be sent to the shareholders of Terminix. Rentokil will also file a shareholder proxy circular in connection with the proposed transaction with applicable securities regulators in the United Kingdom and the shareholder proxy circular will be sent to Rentokil’s shareholders. This press release is not a substitute for any registration statement, proxy statement/prospectus or other documents Rentokil and/or Terminix may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS, STOCKHOLDERS AND SHAREHOLDERS OF TERMINIX AND RENTOKIL ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS AND SHAREHOLDER PROXY CIRCULAR, AS APPLICABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC OR APPLICABLE SECURITIES REGULATORS IN THE UNITED KINGDOM, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TERMINIX, RENTOKIL, THE PROPOSED TRANSACTION AND RELATED MATTERS. The registration statement and proxy statement/prospectus and other documents filed by Rentokil and Terminix with the SEC, when filed, will be available free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Terminix online at investors.terminix.com, upon written request delivered to Terminix at 150 Peabody Pl., Memphis, TN 38103, USA, Attention: Corporate Secretary, or by calling Terminix’s Corporate Secretary’s Office by telephone at +1 901-597-1400 or by email at deidre.richardson@terminix.com, and will be able to obtain free copies of the registration statement, proxy statement/prospectus, shareholder proxy circular and other documents which will be filed with the SEC and applicable securities regulators in the United Kingdom by Rentokil online at https://www.rentokil-initial.com, upon written request delivered to Rentokil at Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY, England, Attention: Katharine Rycroft, or by calling Rentokil by telephone at +44 (0) 7811 270734 or by email at katharine.rycroft@rentokil-initial.com.

This press release is for informational purposes only and is not intended to, and shall not, constitute an offer to sell or buy or the solicitation of an offer to sell or buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation of Proxies

This press release is not a solicitation of proxies in connection with the proposed transaction. However, under SEC rules, Terminix, Rentokil, and certain of their respective directors, executive officers and other members of the management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Terminix’s directors and executive officers may be found on its website at corporate.terminix.com/responsibility/corporate-governance and in its 2021 Annual Report on Form 10-K filed with the SEC on March 1, 2022, available at investors.terminix.com and www.sec.gov. Information about Rentokil’s directors and executive officers may be found on its website at https://www.rentokil-initial.com and in its 2021 Annual Report filed with applicable securities regulators in the United Kingdom on March 30, 2022, available on its website at https://www.rentokil-initial.com. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement/prospectus and shareholder proxy circular and other relevant materials filed with the SEC and applicable securities regulators in the United Kingdom when they become available.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can sometimes be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “potential,” “seeks,” “aims,” “projects,” “predicts,” “is optimistic,” “intends,” “plans,” “estimates,” “targets,” “anticipates,” “continues” or other comparable terms or negatives of these terms, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include: a condition to the closing of the proposed transaction may not be satisfied; the occurrence of any event that can give rise to termination of the proposed transaction; Rentokil is unable to achieve the synergies and value creation contemplated by the proposed transaction; Rentokil is unable to promptly and effectively integrate Terminix’s businesses; management’s time and attention is diverted on transaction related issues; disruption from the proposed transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of Rentokil declines following the proposed transaction; legal proceedings are instituted against Terminix or Rentokil; Terminix or Rentokil is unable to retain or hire key personnel; the announcement or the consummation of the proposed acquisition has a negative effect on the market price of the capital stock of Terminix or Rentokil or on Terminix’s or Rentokil’s operating results; evolving legal, regulatory and tax regimes; changes in economic, financial, political and regulatory conditions, in the United Kingdom, the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. or U.K. administration; the ability of Rentokil or Terminix to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; actions by third parties, including government agencies; the risk that disruptions from the proposed transaction will harm Rentokil’s or Terminix’s business, including current plans and operations; certain restrictions during the pendency of the acquisition that may impact Rentokil’s or Terminix’s ability to pursue certain business opportunities or strategic transactions; Rentokil’s or Terminix’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; the risks and uncertainties discussed in the “Risks and Uncertainties” section in Rentokil’s reports available on the National Storage Mechanism at morningstar.co.uk/uk/NSM and on its website at https://www.rentokil-initial.com; and the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in Terminix’s reports filed with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus and shareholder proxy circular. While the list of factors presented here is, and the list of factors to be presented in proxy statement/prospectus and shareholder proxy circular will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. Neither Rentokil nor Terminix assumes any obligation to update or revise the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. Adjusted EBITDA, Adjusted Net Income, Adjusted earnings per share, free cash flow, free cash flow to Adjusted EBITDA conversion rate and organic revenue growth are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations, net earnings from discontinued operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.